Exhibit 99.1

DuPont Announces Early Results of Tender Offer for Senior Notes

WILMINGTON, DEL., Nov. 18, 2025 – DuPont (NYSE: DD) announced today the early results of its previously announced tender offer (the “Tender Offer”) to purchase for cash up to $739,256,000 aggregate principal amount (the “Maximum Tender Amount”) of its 5.419% Notes due 2048 issued on November 28, 2018 (the “2048 Notes”). The Tender Offer is being made pursuant to the terms and conditions set forth in the Offer to Purchase, dated November 3, 2025 (the “Offer to Purchase”).

As of 5:00 p.m., New York City time, on November 17, 2025 (such date and time, the “Early Tender Date”), according to information provided by Global Bondholder Services Corporation, the tender and information agent for the Tender Offer, the aggregate principal amount of the 2048 Notes listed in the table below has been validly tendered and not validly withdrawn in the Tender Offer. Withdrawal rights for the 2048 Notes expired at 5:00 p.m., New York City time, on November 17, 2025.

Title of Series of Notes	CUSIP / ISIN No.	Aggregate Principal Amount Outstanding	Aggregate Principal Amount Tendered at or prior to the Early Tender Date	Aggregate Principal Amount Accepted	Approximate Proration Factor	Tender Offer Consideration(1)(2)
5.419% Notes due 2048	26078J AF7 / US26078JAF75	$1,855,219,000	$936,618,000	$739,256,000	78.9627%	$1,000

(1)	Per $1,000 principal amount of 2048 Notes validly tendered on or prior to the Early Tender Date and accepted for purchase by the Company.
(2)	Does not include Accrued Interest, which will also be payable as described below.

As the aggregate principal amount of the 2048 Notes validly tendered and not validly withdrawn at or prior to the Early Tender Date exceeded the Maximum Tender Amount, DuPont will accept for purchase the 2048 Notes on a prorated basis, and DuPont will not purchase any additional 2048 Notes after the Early Tender Date. Payment for the 2048 Notes that were validly tendered at or prior to the Early Tender Date and that were accepted for purchase will be made on November 19, 2025, the second business day after the Early Tender Date (such date, the “Early Settlement Date”). The consideration for each $1,000 principal amount of 2048 Notes validly tendered (and not validly withdrawn) prior to the Early Tender Date and accepted for purchase pursuant to the Tender Offer will be $1,000.00 (excluding Accrued Interest). Holders of 2048 Notes accepted for purchase in the Tender Offer will receive accrued and unpaid interest on such 2048 Notes from the last interest payment date with respect to such 2048 Notes to, but not including, the Early Settlement Date (“Accrued Interest”). The Tender Offer will continue to expire at 5:00 p.m., New York City time, on December 3, 2025, or any other date and time to which DuPont extends the Tender Offer, unless earlier terminated.

Following the successful completion of the Tender Offer, repayment at maturity of DuPont’s 4.493% Notes due 2025 and the special mandatory redemption of DuPont’s (i) $900,000,000 principal amount of 4.725% Notes due 2028 issued on October 2, 2025, (ii) $225,963,000 principal amount of 5.319% Notes due 2038 issued on October 2, 2025 and (iii) $294,781,000 principal amount of 5.419% Notes due 2048 issued on October 2, 2025, DuPont will have successfully achieved its intended post-Electronics separation capital structure by repaying approximately $4.0 billion aggregate principal amount of its senior notes.

This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders or consents with respect to, any security. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful. The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase. The Tender Offer is being made solely pursuant to the Offer to Purchase and only to such persons and in such jurisdictions as are permitted under applicable law.

About DuPont

DuPont (NYSE: DD) is a global innovation leader, providing advanced solutions that help transform industries and improve everyday life across our key markets of healthcare, water, construction, and transportation.

DuPont™, the DuPont Oval Logo and all trademarks and service marks denoted with ™, SM or ® are owned by affiliates of DuPont de Nemours, Inc. unless otherwise noted.

For more information contact:

DuPont Investors

Ann Giancristoforo

+1 989-294-5890

Ann.giancristoforo@dupont.com

Media

Dan Turner

+1 302-299-7628

Daniel.a.turner@dupont.com

Cautionary Statement Regarding Forward-Looking Information

Certain statements in this release may be considered forward-looking statements, within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often contain words such as “expect”, “anticipate”, “intend”, “plan”, “believe”, “seek”, “see”, “will”, “would”, “target”, “outlook”, “stabilization”, “confident”, “preliminary”, “initial”, “continue”, “may”, “could”, “project”, “estimate”, “forecast” and similar expressions and variations or negatives of these words. All statements, other than statements of historical fact, are forward-looking statements. Forward-looking statements address matters that are, to varying degrees, uncertain and subject to risks, uncertainties, and assumptions, many of which are beyond DuPont’s control, that could cause actual results to differ materially from those expressed in any forward-looking statements. Additional information concerning the risks, uncertainties and assumptions can be found in DuPont’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2024, subsequent quarterly reports on Form 10-Q and other filings. Forward-looking statements are not guarantees of future results. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. DuPont assumes no obligation to publicly provide revisions or updates to any forward-looking statements whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.